AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL __, 2002


                              Registration No. 333-

 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------
                              VISUAL NETWORKS, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                2092 GAITHER ROAD
                               ROCKVILLE, MD 20850
                                 (301) 296-2300
                    (Address of Principal Executive Offices)


                            DELAWARE 3576 52-1837515
          (State or Other Jurisdiction of (Primary Standard Industrial
                                 (IRS Employer
    Incorporation or Organization) Classification Code Number) Identification
                                    Number)



                                  ELTON R. KING
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              VISUAL NETWORKS, INC.
                                2092 GAITHER ROAD
                            ROCKVILLE, MARYLAND 20850
                                 (301) 296-2300
            (Name, Address, Including Zip Code and Telephone Number,
                    Including Area Code of Agent for Service)



                                   COPIES TO:
                           NANCY A. SPANGLER, ESQUIRE
                        PIPER MARBURY RUDNICK & WOLFE LLP
                               1775 Wiehle Avenue
                             RESTON, VIRGINIA 20190
                                 (703) 773-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective as determined by the selling stockholders.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                                               PROPOSED
                                                            AMOUNT TO BE       MAXIMUM AGGREGATE         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          REGISTERED (1)(2)  OFFERING PRICE (3)        REGISTRATION FEE
=================================================           ==============     ====================      =================
Common stock, par value $.01 per share                        3,814,954        $2.485                    $872.18
==========================================================================================================================


(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable under any anti-dilution provisions, any stock split, stock dividend or similar transactions.

(2) Includes 2,986,093 shares of common stock issuable upon conversion of debentures and 828,861 shares of common stock issuable upon exercise of certain warrants held by the selling stockholders.

(3) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for such shares of common stock on April 4, 2002, as reported on the Nasdaq National Market.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION

                             PRELIMINARY PROSPECTUS

                                 April __, 2002


                                3,814,954 SHARES

                              VISUAL NETWORKS, INC.

                                  COMMON STOCK



     This prospectus relates to the resale, from time to time of up to an aggregate of 3,814,954 shares of our common stock or interests therein by various stockholders listed on p. ___, or their transferees. Information on the selling stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under "Selling Stockholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling shareholders.

     Our common stock is traded on the Nasdaq National Market under the symbol "VNWK." On April 4, 2002, the closing price of one share of our common stock was $2.45.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEGINNING ON PAGE 3, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS




     Our Business..........................................................

     Forward Looking Statements............................................

     Risk Factors..........................................................

     Use of Proceeds.......................................................

     Selling Stockholders..................................................

     Plan of Distribution..................................................

     Legal Matters.........................................................

     Experts...............................................................

     Where You Can Find More Information...................................

                                  OUR BUSINESS

     We design, manufacture, sell and support comprehensive service management systems for providers and users of new world connectivity services and out-sourced Web services. Our systems combine software components, or agents, installed at key places in a network with centralized software applications designed for performance monitoring, real-time troubleshooting and network capacity planning. We manufacture and sell hardware devices that embody these software agents as well as perform other network infrastructure functions. Our products, Visual UpTime, Visual IP InSight,Visual eWatcher and Cell Tracer, provide network performance measurement and analysis that allow network and Web-hosting service providers to achieve the service levels required by their subscriber customers and to lower operating costs associated with new world networks. The availability of performance monitoring and troubleshooting software agents also allows customers to verify service levels supplied by their service providers and monitor traffic traversing their networks, a requirement for many enterprises wishing to use public telecommunications services to carry mission-critical data. These applications are essential to both service provider and enterprise customers in generating revenue, attracting and retaining customers, and maintaining a competitive position. We believe that our systems are deployed in configurations managing up to 4,500 transport circuits and Internet access for up to 1.5 million desktop computers.

     We believe that we are a worldwide leader in providing service management systems, having shipped systems for deployment on an aggregate of over 155,000 transport circuits and over 40 million desktops. We have developed relationships with major service providers including AT&T, BellSouth, Earthlink, Equant, Prodigy , SBC, Sprint, Verizon and WorldCom. These service providers either resell our systems to their subscribers or integrate our systems into their network infrastructure to enable them to offer enhanced network services. For the year ended December 31, 2001, we had consolidated revenue of approximately $74.2 million, of which 77% was attributable to service providers.

     Vertical  Systems  Group,  a  leading  industry  analyst,   estimates  that
approximately 791,000 frame relay circuits and 51,000 ATM circuits will be installed worldwide from 2002 through 2004. International Data Corporation, or IDC, a leading industry analyst, estimates that the number of Internet capable devices in the United States will grow from 100 million in 2000 to more than 1 billion by 2003. The Yankee Group, another leading industry analyst, estimates that the annual market for e-commerce and Web site implementation and management services will grow from $370 million in 2000 to $850 million in 2003. Vertical Systems estimates that worldwide frame relay and ATM service revenue will grow from $12.3 billion in 2000 to $26.8 billion in 2004. To support these applications and services, networks are growing in size and complexity. We plan to apply our comprehensive product portfolio for service level performance monitoring and troubleshooting to improve the quality and performance of these networks so that they are suitable for mission critical applications. To take advantage of the projected growth in these markets, we plan to continue to expand our relationships with our service provider customers which together account for the majority of Internet Protocol, or IP, network traffic worldwide.

     Our company was incorporated in Maryland in August 1993 under the name Avail Networks, Inc. and reincorporated in Delaware in December 1994 as Visual Networks, Inc. Our principal executive offices are located at 2092 Gaither Road, Rockville, Maryland 20850. Our telephone number is (301) 296-2300.


                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as may, will, expect, anticipate, estimate, continue or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include those discussed in the section titled Risk Factors beginning on page 3. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares. You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

                                  RISK FACTORS

     In addition to the other information provided or incorporated by reference in this document, you should consider the following factors carefully in evaluating whether to make your investment decision. You should also refer to "Forward Looking Statements" on page 2. References to "we", "us" or "our" refers to Visual Networks on a consolidated basis unless the context suggests otherwise.

     We have a history of losses and an accumulated deficit and we may not be profitable in the future.

     Our limited history, operating losses and accumulated deficit make predicting our future operating results difficult. Our company was organized in 1993 and we introduced Visual UpTime in mid-1995. Visual IP InSight was introduced in 1997. Accordingly, we have only a limited operating history upon which an evaluation of our products and prospects can be based. As of December 31, 2001, we had an accumulated deficit of approximately $473.9 million.
Although we reported net income of $3.6 million for 1999, we have incurred consolidated net losses in the years ended December 31, 2000 and 2001 of approximately $415.5 million and $27.0 million, respectively. The loss in 2000 related to the year-end write-down of impaired intangible assets recorded in the Avesta. acquisition, the write-off of purchased research and development related to the Avesta acquisition, the amortization of the acquired intangibles including goodwill prior to the write-down, the restructuring charge recorded in the fourth quarter as well as reduced revenue and increased operating expenses. The loss in 2001 was due to a reduction in revenue as well as the write-off of the remaining intangible assets related to the Avesta acquisition, restructuring charges recorded in the second and fourth quarters, and the write-off of an investment. While we believe that our restructuring activities and new product strategies will result in adequate revenue and reduced operating expenses compared to 2001 such that we will return to profitability in 2002, there can be no assurances that we will become profitable.

     Failure to achieve expected revenue levels may adversely affect future operating results.

     Our revenue in any period depends primarily on the volume and timing of orders received during the period, which are difficult to predict. Our expense levels are based, in part, on the expectation of future revenue. If revenue levels are below expectations due to delays associated with customers' decision-making processes or for any other reason, operating results are likely to be materially and adversely affected. Results of operations may be affected disproportionately by a reduction in revenue because a large portion of our expenses are fixed and cannot be easily reduced without adversely affecting our business. In addition, we currently intend to sustain funding of research and product development efforts and sales, marketing and customer support operations and to expand distribution channels. To the extent such expenses precede or are not promptly followed by increased revenue, our business, financial condition and results of operations could be adversely affected.

     The loss of AT&T, WorldCom or Sprint as customers could harm our business.

     Our primary sales and marketing strategy depends predominantly on sales to service providers. We expect that a significant portion of our revenue in 2002 will be attributable to sales of Visual UpTime and Visual IP InSight to service providers. The loss of any one of AT&T, WorldCom or Sprint, which together have historically provided a majority of our revenue, would result in a substantial loss of revenue that could have a material adverse effect on our business, financial condition and results of operations. For the year ended December 31, 2001, AT&T, WorldCom and Sprint accounted for 29%, 10% and 14%, respectively, of our consolidated revenue. This concentration should continue as our customer base will consist predominantly of service providers. Existing service provider customers are not easily replaced because of the relatively few participants in that market. High barriers to entry due to extraordinary capital requirements and the likelihood that mergers of existing service providers may further reduce their number mean that replacing a significant network provider company customer will be even more difficult in the future. Furthermore, the small number of customers means that the reduction, delay or cancellation of orders or a delay in shipment of our products to any one service provider customer could have a material adverse effect on our business, financial condition and results of operations. Our anticipated dependence on sizable orders from a limited number of service providers will make the relationship between us and each service provider critically important to our business. As our relationships with these service providers evolve over time, we will make adjustments to product specifications, forecasts and delivery timetables in response to service provider demands and expectations. Further, because none of our agreements contain minimum purchase requirements, there can be no assurance that the issuance of a purchase order will result in significant recurring business. Any inability to manage our service provider relationships successfully could have a material adverse effect on our business, financial condition and results of operations.

     Failure of service providers to incorporate our products into their infrastructure may adversely affect the level of future revenue.

     Our service provider deployment strategy depends on the sale of Visual UpTime and Visual IP InSight to service providers for their own network infrastructures. However, capital expenditures by service providers have decreased as they attempt to recover from the deep and sudden decline in the telecommunications markets. The success of our strategy in 2002 will depend, in part, on our ability to demonstrate that our product solutions reduce service provider operating expenses and enable the creation of new revenue-generating services. We cannot be sure that we will be successful in demonstrating the value of our products to service providers. If we are unsuccessful, our future revenue could be significantly lower than anticipated. We believe that the success of the service provider deployment strategy depends on a number of factors over which we may have little or no control, including:

    -acceptance of and satisfaction with our systems by service providers and their customers;

    -our ability to convince the service providers of the operational benefits of Visual UpTime and Visual IP InSight;

    -the realization of operating cost efficiencies by service providers and their customers upon the deployment of Visual UpTime and Visual IP InSight;

    -the demand generation for these systems from customers and support for the systems by the service provider sales forces;

    -the competitive dynamics between service providers that provide communication networks for wide area use and the development of service for new world networks overall;

    -our successful development of systems and products that address the requirements for systems deployed as part of a service provider's infrastructure;

    -the timing and successful completion of integration development work by service providers to incorporate our service management functionality into their operational infrastructure; and

    -the absence of new technologies that make our products and systems obsolete before they become standardized in network systems.

     The failure of our products to become an accepted part of the service providers' infrastructures or a slower than expected increase in the volume of sales by us to these companies could have a material adverse effect on our business, financial condition and results of operations.

     Our long sales cycle requires us to expend significant resources on potential sales opportunities that may never be consummated.

     If we do not generate additional revenue from our sales and marketing efforts, the expended resources and lack of increased revenue could have a material adverse affect on our business, financial condition and results of operations. Our future business prospects depend on growing the sales of our products and services. The incorporation of our products into the infrastructure of service providers is characterized by a long sales cycle to turn opportunities into sales. The risks inherent in the long sales cycle for Visual UpTime and Visual IP InSight, over which we have little or no control over, include:

    -service providers' internal acceptance reviews;

    -service providers'  budgetary constraints and technology assessment;

    -service providers' lengthy decision-making processes;

    -the attendant delays frequently associated with service providers' internal procedures to approve large capital expenditures; and

    -the substantial commitment of capital from service providers.

     Sales of Visual UpTime and Visual IP InSight generally involve significant testing by and education of both service providers and their customers as well as a substantial commitment of our sales and marketing resources. As a result, we may expend significant resources pursuing potential sales opportunities that will not be consummated. Even if service providers do deploy our products, the curtailment or termination of service provider marketing programs, the reduction in demand by service provider customers, decreases in service provider capital budgets or the reduction in the purchasing priority assigned to our products, particularly if significant and unanticipated by us, could have a material adverse effect on our business, financial condition and results of operations.

     An unanticipated interruption or delay in the scheduled receipt of products from our subcontract manufacturer could reduce revenue.

     We have outsourced the manufacture of substantially all of our ASE units (the analysis service element of our Visual UpTime system) to a single subcontract manufacturing firm. We derive a substantial portion of our revenue from the sale of these units. Our ability to meet the delivery dates requested by customers depends on the timely supply of such products from the subcontract manufacturer. Our bank has issued an irrevocable letter of credit on their behalf in the amount of $2.5 million that expires on September 30, 2002. This letter of credit mitigates, but does not eliminate entirely, the credit and inventory risk for the supplier. The withdrawal of the letter of credit by the bank or our inability to obtain an extension to its current expiration date, if required by the subcontract manufacturer, could harm our business. Similarly, a decision by the subcontract manufacturer to reduce or eliminate the amount of credit extended to us or to stop the shipment of products due to concerns about our financial condition or the amount of their credit and inventory risk could harm our business. Any resulting interruption or delay in the supply of our products by the subcontract manufacturer could result in a loss of revenue.

     Failure of the market to accept new world network services would reduce the demand for our products.

     Because our systems are deployed predominantly on new world networks such as frame relay, ATM, IP, remote access and VPNs, our near term success will depend on the continued market acceptance of these technologies as preferred networking solutions. If these services do not maintain widespread market acceptance, the market for our products will be substantially reduced which could have a material adverse effect on our business, financial condition and results of operations. Although we are currently devoting significant resources to the development of additional products, there can be no assurance that we will complete the development of these or any future products in a timely fashion, that we will successfully manage the transition from existing products, that our future products will achieve market acceptance or, if market acceptance is achieved, that we will be able to maintain such acceptance for a significant period of time. If we are unable to develop products on a timely basis that address changing customer needs and technologies, we may lose market share to competitors or be required to substantially increase development expenditures. Such an unanticipated increase in research and development expenditures could have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that products or technologies developed by others will not adversely affect our competitive position or render our products or technologies noncompetitive or obsolete.

     Failure  of  broadband  access  services  to  achieve   significant  market
penetration could impact the effectiveness of our new product strategy.

     Our  new  product   strategy   anticipates   that  customers  will  provide
comprehensive service management for the new world networks running over broadband access facilities such as DSL, fixed wireless, and cable. There is no assurance that these access technologies will achieve broad-based market acceptance for mission-critical applications for the business customers of the service providers. Failure of these technologies to achieve broad-based market acceptance could adversely affect future revenue, financial condition, and results of operations.

     Failure of businesses to use the Internet for corporate networking purposes would reduce the demand for our products.

     Because our service management products and services are based on providing performance measurement and diagnostics for the Internet and corporate IP networks, the Internet must be widely adopted, in a timely manner, as a means of electronic commerce, or e-commerce, and communications. If such adoption should not occur, our business, financial condition and results of operations could be adversely affected. Because e-commerce and communications over the Internet are new and evolving, it is difficult to predict the size of this market and its sustainable growth rate. In addition, we believe that the use of the Internet for conducting business transactions could be hindered for a number of reasons, including, but not limited to:

    -security concerns including the potential for fraud or theft of stored data and information communicated over the Internet;

    -inconsistent quality of service, including well-publicized outages of popular web sites;

    -lack of availability of cost-effective, high-speed service;

    -limited numbers of local access points for corporate users;

    -delay in the development of enabling technologies or adoption of new standards;

    -inability to integrate business applications with the Internet;

    -the need to operate with multiple and frequently incompatible products; and

    -a lack of tools to simplify access to and use of the Internet.

     Improvements to the infrastructure of the Internet could reduce or eliminate demand for our Internet performance measurement products and services.

     The demand for our service management products and services could be reduced or eliminated if future improvements to the infrastructure of the Internet lead companies to conclude that measuring and evaluating the performance of their networks is no longer important to their business. The Internet is a complex, heterogeneous network of communications networks with multiple operators and vendors supplying and managing the underlying infrastructure as well as connections to this infrastructure. Because the inherent complexity of the Internet currently causes significant e-commerce quality-of-service problems for companies, the vendors and operators that supply and manage the underlying infrastructure are continuously seeking to improve the speed, availability, reliability and consistency of the Internet. If these vendors and operators succeed in significantly improving the performance of the Internet, which would result in corresponding improvements in the performance of companies' networks, demand for our products and services would likely decline which could have a material adverse effect on our business, financial condition and results of operations.

     Failure to adapt to rapid technological change could adversely affect our ability to compete effectively.

     The market for our products is characterized by rapid changes, including continuing advances in technology, frequent new product introductions, changes in customer requirements and preferences and changes in industry standards. If we are unable to develop and introduce new products and product enhancements in a timely fashion that accommodate future changes, we will likely lose customers and business which could have a material adverse effect on our business, financial condition and results of operations. The introduction of new technologies or advances in techniques for network services or the integration of service level management functionality into other network hardware components could render our products obsolete or unmarketable. There can be no assurance that (i) our existing products will continue to compete successfully; (ii) our future product offerings will keep pace with the technological changes implemented by our competitors; (iii) our products will satisfy evolving industry standards or preferences of existing or prospective customers; or (iv) we will be successful in developing and marketing products for any future technology. Failure to achieve any one of these objectives could have a material adverse effect on our business, financial condition and results of operations.

     We face growing competition that could make it difficult for us to acquire and retain customers.

     The market for service management systems for new world connectivity services is new and rapidly evolving. We expect competition in this market to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services that they offer. Many of these competitors have greater financial, technical, marketing and other resources than us, and some have well-established relationships with our current and potential customers. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than us, or devote greater resources than us to the development, promotion and sale of products. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. We may experience competition from less expensive products and services that provide only a portion of the functionality provided by our products and services. In particular, as prices for network equipment components such as data service units/channel service units decrease, customers may decide to purchase these less expensive products even though they lack certain features offered by our products, particularly when these units are integrated in customer routers and switches. For example, we expect that participants with strong capabilities in these various segments could partner with each other to offer products that supply functionality approaching that provided by Visual UpTime. The success of such products could have a material adverse effect on our business, financial condition and results of operations. If we expand the scope of our products and services, we may encounter many additional, market-specific competitors. These potential competitors include large companies that sell network management software. The success of such products could have a material adverse effect on our business, financial condition and results of operations.

     The consolidation of the telecommunications industry could result in a lengthened sales cycle.

     Many companies in the telecommunications industry, particularly Internet service providers, DSL providers and competitive local exchange carriers, are consolidating with each other. As a result, the managements of these companies may be more focused on internal integration and other integration issues and less focused on the purchasing of additional equipment and services for service creation. This is likely to affect our business by lengthening our sales cycle, which could adversely affect our business, financial condition and results of operations.

     The pending break-up of AT&T could lengthen sales cycles and adversely affect our business.

     Potential disruption caused by the pending break-up of AT&T could result in delays by AT&T's customers in ordering services based on our equipment and delays in installation of services by AT&T. Both of these conditions could adversely affect our business, financial condition and results of operations. The separation by AT&T of its Business unit, Broadband unit and Wireless unit into three different companies could impact adversely the potential synergies realized from integrated service management across multiple broadband access technologies, resulting in a reduction in the demand for our products which would have a material adverse effect on our business, financial condition and results of operations.

     Errors in our products or services could discourage customers and damage our reputation.

     If our existing or future products or services contain errors that are not detected before shipment, we could experience a loss of or delay in market acceptance of our products, diversion of development resources, damage to our reputation or increases in service or warranty costs, any of which could have a material adverse effect upon our business, financial condition and results of operations. Products and services as complex as those we offer may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in new products and services until commercial shipments have commenced.

     Our dependence on sole and limited source suppliers makes the price we pay for important components in our products more volatile.

     Many key components used in the manufacture of our products are purchased only from sole or limited sources. If a sole or limited source supplier raises their prices, delays shipments or becomes unable or unwilling to supply a key component, we may be forced to obtain these components from alternative sources if they are available, which could impair our ability to deliver our products to our customers in a timely and cost-effective manner, or could force us to increase our prices or reduce our gross profit margins. Any of these events could have a material adverse effect on our business, financial condition and results of operations and could jeopardize our relationships with those customers. The risks associated with being dependant on sole or limited source suppliers of key components include the following:

    -we have not identified alternative suppliers for all of our key components and we may not be able to find alternative suppliers, if necessary, or find alternative components of comparable quality;

    -we will have to qualify alternative suppliers before components are purchased from them which will, even if successful, necessarily delay the process of procuring the replacement components;

    -most of our suppliers do not have long-term agreements with us, so these suppliers could suddenly increase component prices;

    -even minor delays in shipments of key components from suppliers, which we have experienced in the past, could delay the shipment of our products;

    -although all of our sole or limited source suppliers are based in the United States, some of them may manufacture or acquire components from outside of the United States and thus they may be unable to deliver their components if their own supplies are interrupted by events in other countries; and

    -some of the components, including dynamic random access memories and embedded communications processors, are subject to significant price fluctuations.

     Sole-source components presently include framers, certain semiconductors, embedded communications processors, communication controllers and line interface components.

     Claims by others that we infringe their intellectual property rights may harm our business.

     If others claim that our products infringe on their intellectual property rights, whether the claims are valid or not, we may be forced to spend significant sums in litigation, pay damages, delay product shipments, reengineer our products or acquire licenses to the claimant's intellectual property. We expect that these claims may become more common as the number of products in the network management industry increases and the functionality of these products further overlaps. If a claimant is successful in a lawsuit arising from such a claim, it could have a material adverse effect on our business, financial condition and results of operations.

     Failure to protect our own intellectual property rights may harm our business.

     Our success is dependent on our proprietary technology and intellectual property rights. We currently hold four United States patents and one foreign patent, and also rely on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect our proprietary software, documentation and other proprietary information. These protection methods may not be adequate to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, our business may be adversely affected by competitors that develop functionally equivalent technology. Litigation to enforce our intellectual property rights, regardless of its success or failure, could be burdensome and expensive and could involve a high degree of uncertainty. In addition, legal proceedings may divert management's attention from growing our business. We may be subject to additional risk as we enter into transactions in countries where intellectual property laws are not well developed or enforced effectively. Legal protection of our rights may be ineffective in such countries, and technology developed or used in such countries may not be protected in jurisdictions where protection is ordinarily available. Failure to adequately protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

     The loss of key people could jeopardize our growth prospects.

     The loss of the services of Elton King, our President and Chief Executive Officer; Steven Hindman, our Executive Vice President, Sales and Marketing; or John Saunders, our Chief Financial Officer, or any other key employee could adversely affect our ability to execute our business plan and could have a material adverse effect on our business, financial condition and results of operations. Our success depends to a significant degree upon the continuing contributions of our key management and technical employees, particularly Messrs. King, Hindman and Saunders.

     Our inability to recruit and retain employees may hurt our growth prospects.

     Our future success depends on our ability to attract and retain highly skilled managerial, sales, marketing, customer support and product development personnel. Intense competition for technically trained sales and product development personnel makes recruiting and keeping qualified personnel difficult. There can be no assurance that we will be successful in continuing to attract and retain skilled employees. Failure to do so could have a material adverse effect on our business, financial condition and results of operations.

     Our defense of the litigation relating to our alleged false and misleading statements may result in costly litigation, divert the efforts and attention of our management, and be unsuccessful.

     We are defending ourselves against the claims discussed in "Item 3. Legal Proceedings" of our Annual Report on Form 10-K for the year ended December 31, 2001. We believe that the plaintiffs' claims are without merit and we intend to defend this case vigorously. We may, however, incur significant legal costs related to this litigation. We cannot presently determine the ultimate outcome of this action and the effects, if any, on our financial statements. A negative outcome could have a material adverse effect on our business, financial condition and results of operations. Failure to prevail in the shareholder's suit could result in the payment of substantial damages and the reimbursement of plaintiffs' legal costs.

     We may face difficulties assimilating and may incur costs associated with any future acquisitions.

     We may seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. Acquisitions could create risks for us, including:

    -difficulties in assimilation of acquired personnel, operations and technologies;

    -unanticipated costs associated with the acquisition;

    -diversion of management's attention from our core business;

    -adverse effects on existing business relationships with channel partners of our products and services and our customers; and

    -use of substantial portions of our available cash to consummate the acquisition.

     Our failure to successfully assimilate companies or technologies acquired by us or the occurrence of unanticipated costs that may arise in connection with such acquisitions could have a material adverse effect on our business, financial condition and results of operations.

     We have anti-takeover protections that may delay or prevent a change in control that could benefit our stockholders.

     Terms of our certificate of incorporation and bylaws make it more difficult for another individual or company to acquire control of our company, even if a change of control would benefit our stockholders. These terms include:

    -our board of directors, without stockholder approval, may issue up to 5,000,000 shares of preferred stock on terms that they determine. This preferred stock could be issued quickly with terms that delay or prevent the change in control of our company, make removal of management more difficult or depress the price of our stock;

    -certain provisions of our certificate of incorporation and bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest;

    -we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner;

    -our board of directors is "staggered" so that only a portion of its members are elected each year;

    -only our board of directors, our chairman of the board, our president or stockholders holding a majority of our stock can call special stockholder meetings; and

    -special procedures must be followed in order for stockholders to present proposals at stockholder meetings.

     In addition, our credit facility with Silicon Valley Bank prohibits us from engaging in a merger with or being acquired by another entity without their consent, unless we are the surviving entity and the transaction does not otherwise create an event of default.

Risks Pertaining to Arthur Andersen LLP.

     Our access to capital markets and timely financial reporting may be impaired if we need to engage a new independent public accounting firm. On March 14, 2002, our independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the government's investigation of Enron. Arthur Andersen has indicated that it intends to contest vigorously the indictment. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. Our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations to us or if for any other reason Arthur Andersen is unable to perform required audit-related services for us. In such a case, we would promptly seek to engage a new independent public accounting firm or take such other actions as may be necessary to enable us to maintain access to the capital markets and to timely file our financial reports.

                                 USE OF PROCEEDS

     Visual will not receive any proceeds from the sale of the shares of our common stock of interests therein by the selling stockholders or their transferees.

                              SELLING STOCKHOLDERS

     The selling stockholders listed below have acquired securities in a private placement transaction pursuant to a Securities Purchase Agreement among us and the selling stockholders identified below dated March 25, 2002 (the "Securities Purchase Agreement"). Under the terms of the Registration Rights Agreement dated March 25, 2002, we agreed to register all of the shares of common stock issuable upon the conversion of the debentures and exercise of the warrants purchased by the selling stockholders in the private placement.

     The table below sets forth the beneficial ownership of our common stock by the selling stockholders as of April 1, 2002. As of April 1, 2002, 31,967,492 shares of our common stock were outstanding. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges, are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholders. Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days from April 1, 2002. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

     The number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering.

     The debentures and warrants issued to the selling stockholders prohibit the holder thereof from converting the debentures and exercising the warrants to the extent that such conversion or exercise, as applicable, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of common stock following such conversion or exercise. The restriction on the exercise of the warrants, to the extent that the holder will beneficially own in excess of 4.999% of the outstanding shares of common stock following such exercise, may be waived by the holder of warrants as to itself upon not less than 61 days notice to us. However, the 4.999% and 9.999% limitations, respectively, would not prevent the selling stockholders from acquiring and selling in excess of 4.999% and 9.999%, respectively, of our common stock through a series of acquisitions and sales under the debentures or the warrants.



                                                        Total Common        Number of
                                                        Stock Owned         Shares of
                                                        Before the          Common Stock                Common Stock Owned
             Name                                       Offering (1)        to be Offered (1)           After Offering
-------------------------------------------------     -----------------    -------------------     ------------------------------
                                                                                                       Number         Percent
                                                                                                       ------         -------

Pequot Navigator Offshore, Inc.                          181,665 (2)           181,665 (2)               --              --
Pequot Scout Fund, L.P.                                  363,329 (3)           363,329 (3)               --              --
Pine Ridge Financial, Inc.                             1,089,987 (4)         1,089,987 (4)               --              --
Smithfield Fiduciary LLC                               1,453,315 (5)         1,453,315 (5)               --              --
Special Situations Private Equity Fund, L.P.(6)          563,160 (7)           563,160 (7)               --              --
Special Situations Technology Fund, L.P.(6)              163,498 (8)           163,498 (8)               --              --

                                                       ---------             ---------
                                     TOTAL             3,814,954             3,814,954
-------------------------------------------------  ----------------- -- ------------------- --- --------------- ---------------

(1) Represents shares issuable upon the conversion of the debentures at a conversion price of $3.5163 and the exercise of warrants exercisable within 60 days of April 1, 2002.

(2) Includes 142,195 shares issuable upon conversion of the debentures and 39,470 shares issuable upon exercise of warrants.

(3) Includes 284,390 shares issuable upon conversion of the debentures and 78,939 shares issuable upon exercise of warrants.

(4) Includes 853,170 shares issuable upon conversion of the debentures and 236,817 shares issuable upon exercise of warrants.

(5) Includes 1,137,559 shares issuable upon conversion of the debentures and 315,756 shares issuable upon exercise of warrants.

(6) MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(7) Includes 440,804 shares issuable upon conversion of the debentures and 122,356 shares issuable upon exercise of warrants.

(8) Includes 127,975 shares issuable upon conversion of the debentures and 35,523 shares issuable upon exercise of warrants.

                              PLAN OF DISTRIBUTION

     The selling stockholders which term includes their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of common stock or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares or interests therein:

    -ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    -block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    -purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    -an exchange distribution in accordance with the rules of the applicable exchange;

    -privately negotiated transactions;

    -short sales;

    -broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

    -through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

    -a combination of any such methods of sale; and

    -any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares or interests therein under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the underlying shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay all fees and expenses incident to the registration of the shares, including $7,500 of fees and disbursements of special counsel for the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered was passed upon for us by Piper Marbury Rudnick & Wolfe LLP.


                                     EXPERTS

     The financial statements incorporated by reference in this registration statement on Form S-3 have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION


     We are subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

     We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about us and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by us with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering:

    -Our annual report on Form 10-K for the fiscal year ended December 31, 2001;
      and

    -the description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act on January 1, 1998, including any amendment or reports filed for the purpose of updating this description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Visual Networks, Inc. 2092 Gaither Road, Rockville, MD 20850, Attention: John Saunders, Chief Financial Officer,
(301) 296-2262.

     You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.

         SEC registration fee                       $872.18
         Legal fees and expenses
         Accounting fees and expenses
         Transfer Agent fees
         Printing expenses


                  Total                             $872.18
                                                    -------

     All expenses will be borne by Visual Networks, Inc.


15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our Bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

16.  EXHIBITS

Item 21. Exhibits and Financial Statements.

The following exhibits are filed or incorporated by reference, as stated below:


 Exhibit No.                      Description
 ----------                       -----------
   5.1          Opinion of Piper Marbury Rudnick & Wolfe LLP regarding legality.

  10.34*        Form of 5% Senior Secured Convertible Debenture Due
                 March 25, 2006

  10.35*        Form of Warrant of Visual Networks, Inc., dated as of
                 March 25, 2002

  23.1          Consent of Arthur Andersen LLP

  23.3          Consent of Piper Marbury Rudnick & Wolfe LLP
                 (included in Exhibit 5.1).

  24.1          Powers of Attorney (included in signature page).

     *Incorporated by reference to our Current Report on Form 8-K filed
       March 27, 2002.


17.   UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on April __, 2002.



                                VISUAL NETWORKS, INC.

                                By:  /s/ Elton R. King
                                     ---------------------------
                                         Elton R. King
                                         Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Elton King, John Saunders and Nancy A. Spangler, and each of them acting alone, his true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


         Signature                          Title                        Date


/s/ Elton R. King
----------------------------                                           04/  /02
    Elton R. King                President, Chief Executive
                                  Officer and Director


/s/ Scott E. Stouffer
----------------------------                                           04/  /02
    Scott E. Stouffer            Chairman of the Board of Directors


/s/ Marc F. Benson                                                     04/  /02
----------------------------
    Marc F. Benson               Director


/s/ G. Michael Cassity                                                 04/  /02
----------------------------
    G. Michael Cassity           Director


/s/ Ted McCourtney                                                     04/  /02
----------------------------
    Ted McCourtney               Director


/s/ Peter J. Minihane                                                  04/  /02
----------------------------
    Peter J. Minihane            Director


/s/ William J. Smith                                                   04/  /02
----------------------------
    William J. Smith             Director


s/s John Saunders                                                      04/  /02
----------------------------
    John Saunders                Chief Financial Officer and
                                  Treasurer Principal Accounting
                                  Officer)